UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
December 18, 2006
Date of Report (Date of earliest event reported)
CEPHEID
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-30755 (Commission file number)	77-0441625 (I.R.S. Employer Identification No.)
904 Caribbean Drive, Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)
(408) 541-4191

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On December 18, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cepheid approved the base salaries for the executive officers of Cepheid for the 2007 fiscal year. The amount of each individual’s annual base salary for 2007 is indicated opposite each executive’s name in the table below.
     The Compensation Committee also approved an executive incentive bonus program for the 2007 fiscal year. If Cepheid achieves at least 80% of a corporate objective related to operating performance (the “Financial Objective”), Cepheid will fund a bonus pool, with specific awards based on the level of achievement of the Financial Objective and achievement of individual management bonus objectives. If Cepheid achieves less than 80% of the Financial Objective, no amounts will be paid under the bonus program. United States-based employees at the Vice President level and above, including Cepheid’s executive officers, will participate in the program. The table below shows, for each executive officer, both the target bonus amount payable at achievement of 100% of the Financial Objective (“Target Bonus”) and the maximum bonus amount payable at achievement of 120% of the Financial Objective (“Maximum Bonus”), in each case assuming such executive’s full achievement of his or her individual management bonus objectives.

Name and Title	Annual Salary	Target Bonus	Maximum Bonus

John L. Bishop, Chief Executive Officer and Director	$450,000	$180,000	$225,000
David H. Persing, Executive Vice President, Chief Medical and Technology Officer, and Director	$365,000	$127,750	$159,688
Humberto Reyes, Executive Vice President, Operations	$300,000	$105,000	$131,250
Russel K. Enns, Senior Vice President, Regulatory and Clinical Affairs, Quality System and Reimbursement	$285,000	$71,250	$89,063
Robert J. Koska, Senior Vice President, Sales and Marketing	$260,000	$65,000	$81,250
John R. Sluis, Senior Vice President, Finance and Chief Financial Officer	$324,000	$81,000	$101,250
Joseph H. Smith, Senior Vice President, Legal/Business Development	$309,000	$77,250	$96,563
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     (e) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 5.02(e).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid
Date: December 22, 2006	By:	/s/ John R. Sluis
		Name:	John R. Sluis
		Title:	Chief Financial Officer